Exhibit 2.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

Of the Equity Interests of Graphex Technologies LLC

By and Between

M2i Global, Inc., a Nevada corporation (“Purchaser”)

and

Happy Growth Group Limited, a British Virgin Islands company (“Seller”)

MEMBERSHIP INTEREST PURCHASE AGREEMENT

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is entered into and effective as of November 6, 2026 (the “Effective Date”), by and among M2i Global, Inc., a Nevada corporation (“Purchaser”), Happy Growth Group Limited, a British Virgin Islands company (“Seller”) and a wholly-owned subsidiary of Graphex Group Limited a Cayman Islands company with limited liability (“Parent”), and Graphex Technologies LLC, a Delaware limited liability company (“Company”). The Purchaser, the Seller, the Parent and the Company are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the principal business of the Company is development, manufacturing and sales of graphene products in North America (“Business”); and the Company is a wholly-owned subsidiary of Seller, which is a wholly-owned subsidiary of Parent;

WHEREAS, the Seller is the record and beneficial owner of one hundred (100) limited liability company interests of the Company (the “Units”), representing 100% of the total outstanding limited liability company interests in the Company; and

WHEREAS, the Seller desires to sell, transfer, assign, and deliver to the Purchaser, and the Purchaser desires to purchase, acquire, and accept from the Seller, all of the Units, subject to and in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.

“Agreement” has the meaning set forth in the Preamble.

“Ancillary Documents” means the Assignment, and the Consideration Note and all other agreements, documents, instruments or certificates delivered or required to be delivered by any party at the Closing pursuant to this Agreement.

“Assignment” has the meaning set forth in Section 2.5(a).

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks in New York, New York are authorized or required by Law to remain closed.

“BVI” means the British Virgin Islands.

“Closing” has the meaning set forth in Section 2.3.

“Closing Date” has the meaning set forth in Section 2.3.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Group” means each of the Parent, the Seller and the Company.

“Company Intellectual Property” means all Intellectual Property owned by, licensed to, or used by the Company in the conduct of the Business.

“Company Intellectual Property Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions, domain name registration agreements, terms of service and other Contracts, granting to the Company Intellectual Property rights other than such as generally available to the public and open source Intellectual Property.

“Confidential Information” means any and all information (whether written, oral, electronic, or otherwise) concerning the Business, the Company, or the transactions contemplated hereby, including trade secrets, know-how, customer lists, financial information, business plans, and technical data, including without limitation, the data in the Basic Design, but in each case excluding information that (a) is or becomes generally available to the public other than as a result of a breach of this Agreement, (b) was available to the receiving Party on a non-confidential basis prior to its disclosure, (c) becomes available to the receiving Party on a non-confidential basis from a source other than the disclosing Party, or (d) is not protected through all commercially reasonable efforts to restrict the disclosure of such information.

“Consent” means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption, or order of, registration, certificate, declaration, or filing with, or report or notice to, any Person.

“Consideration Note” has the meaning set forth in Section 2.2(a)(i).

“Contract” means any written or oral agreement, contract, subcontract, lease, sublease, license, sublicense, obligation, promise, undertaking, note, bond, mortgage, indenture, commitment, or other binding arrangement.

“Control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled by” and “under common Control with” have correlative meanings.

“DLLCA” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101 et seq., as amended.

“Disclosure Schedules” means the disclosure schedules delivered by the Seller and the Company concurrently with the execution and delivery of this Agreement.

“Effective Date” has the meaning set forth in the Preamble.

“Encumbrance” means any lien, pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment, restriction, option, right of first refusal, preemptive right, community property interest, or other encumbrance of any nature whatsoever.

“Environmental Laws” means all federal, state, local, and foreign Laws relating to pollution, protection of human health or the environment (including ambient air, surface water, groundwater, land surface, or subsurface strata), or the management, manufacture, use, transport, treatment, storage, disposal, release, or threatened release of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Financial Statements” has the meaning set forth in Section 3.6.

“Fraud” means actual and intentional common law fraud (and not constructive fraud or negligent misrepresentation) with respect to the making of any representation or warranty set forth in this Agreement.

“Fundamental Representations” means (a) with respect to the Seller and Parent, the representations and warranties set forth in Section 3.1 (Organization), Section 3.2 (Authority; Binding Effect), Section 3.3 (Title to Units), Section 3.10 (Intellectual Property), and Section 3.21 (Brokers); and (b) with respect to the Purchaser, the representations and warranties set forth in Section 4.1 (Organization), Section 4.2 (Authority; Binding Effect), and Section 4.6 (Brokers).

“Governmental Authority” means any federal, state, local, municipal, foreign, supranational, or other government, governmental, regulatory, or administrative authority, agency, or commission, or any court, tribunal, or judicial or arbitral body, including without limitation, The Stock Exchange of Hong Kong Limited and the OTC Markets Group Inc.

“Hazardous Materials” means any substance, material, or waste that is listed, defined, designated, or classified as hazardous, toxic, radioactive, dangerous, or a pollutant or contaminant under any Environmental Law.

“IFRS” means the International Financial Reporting Standards as issued by the International Accounting Standards Board, as in effect from time to time, applied on a consistent basis.

“Indebtedness” means, means, without duplication and with respect to the Company, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services; (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions; (g) guarantees made by the Company on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); and (h) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g).

“Indemnified Party” has the meaning set forth in Section 7.4(a).

“Indemnifying Party” has the meaning set forth in Section 7.4(a).

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names, uniform resource locators, social media account or user names, handles, and other identifiers, and all associated websites and web pages, social media profiles and pages, and all content and data thereon or relating thereto; (e) industrial designs, and all Patents, registrations, applications for registration, and renewals thereof; (f) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); and (j) all other intellectual or industrial property and proprietary rights.

“Interim Financial Statements” has the meaning set forth in Section 3.6 (a).

“Knowledge of the Company” or “Company’s Knowledge” or words of similar import, means the actual knowledge of the sole director and officer of the Company, after due inquiry.

“Knowledge of the Parent” or “Parent’s Knowledge” or words of similar import, means the actual knowledge of the directors and executive officers of the Parent, in each case after due inquiry.

“Knowledge of the Seller” or “Seller’s Knowledge” or words of similar import, means the actual knowledge of the directors and executive officers of the Seller, in each case after due inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree, or order of any Governmental Authority.

“Losses” means any and all losses, damages, liabilities, deficiencies, claims, Actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable and actual attorneys’ fees and the cost of enforcing any right to indemnification hereunder.

“Material Adverse Effect” or “MAE” means any event, occurrence, fact, condition, or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise), assets, or liabilities of the Company, or (b) the ability of the Seller or the Company to consummate the transactions contemplated hereby on a timely basis; provided, however, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: (i) changes in general economic or political conditions; (ii) changes in conditions generally affecting the industry in which the Company operates; (iii) changes in IFRS or applicable Law; (iv) the announcement or pendency of the transactions contemplated hereby; or (v) any natural disaster, act of God, pandemic, or hostilities, in each case of clauses (i) through (iii) and (v), except to the extent such changes have a disproportionate effect on the Company relative to similarly situated companies in the industry in which the Company operates.

“Member” means any Person that holds Units and is admitted as a member of the Company in accordance with the Operating Agreement and the DLLCA.

“Operating Agreement” means that certain Amended and Restated Limited Liability Company Agreement of the Company, dated as of January 29, 2021, by and among Happy Growth Group Limited, as the sole member, and Graphex Technologies, LLC, as the Company, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment, or arbitration award of any Governmental Authority.

“Organizational Documents means, with respect to any Person, such Person’s certificate or articles of incorporation, formation, or organization; bylaws; operating agreement; limited liability company agreement; partnership agreement; certificate of limited partnership; memorandum and articles of association; or other similar organizational documents, in each case as amended.

“OTCQB” means the OTCQB Marketplace operated by the OTC Markets Group, Inc.

“Parties” has the meaning set forth in the Preamble.

“Permitted Encumbrances” means (a) statutory liens for current Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with IFRS; (b) mechanics’, carriers’, workers’, repairers’, and other similar liens arising or incurred in the ordinary course of business; (c) easements; (d) zoning, entitlement, building, and other land use regulations imposed by Governmental Authorities; (e) Encumbrances that are described on the Disclosure Schedules; (f) Encumbrances created by or through the Purchaser and (g) Encumbrances that will be released as of the Closing Date.

“Person” means any individual, partnership, limited liability company, corporation, association, joint stock company, trust, joint venture, labor organization, unincorporated organization, Governmental Authority, or other entity.

“Pro Forma Financial Statements” has the meaning set forth in Section 5.2.

“Purchase Price” has the meaning set forth in Section 2.2(a).

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Indemnified Parties” has the meaning set forth in Section 7.2.

“Regulation S-X” means Regulation S-X (17 C.F.R. Part 210) promulgated by the SEC under the Securities Act and the Exchange Act, as amended from time to time.

“Representative” means, with respect to any Person, such Person’s officers, directors, managers, members, partners, employees, agents, accountants, attorneys, financial advisors, consultants, and other representatives.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller” has the meaning set forth in the Preamble.

“Seller Indemnified Parties” has the meaning set forth in Section 7.3.

“Shrink Wrap License” means any non-exclusive, off-the-shelf license for commercially available software or other Intellectual Property that is (a) generally available to the public on standard, non-negotiated terms (including so-called “shrink-wrap,” “click-wrap,” “click-through,” or “browse-wrap” licenses), and (b) licensed to the Company for a one-time or annual fee not exceeding $10,000 per license.

“Tax” or “Taxes” means any and all federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto.

“Tax Return” means any return, declaration, report, claim for refund, information return, or statement filed or required to be filed with any Governmental Authority relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third-Party Claim” has the meaning set forth in Section 7.4(a).

“Trading Day” means any day on which the M2i Common Stock is traded on the OTCQB market or, if the M2i Common Stock is then listed on a national securities exchange, any day on which such exchange is open for trading, in each case other than a day on which trading is suspended or halted for the entire trading session.

“Transaction Documents” means this Agreement, the Consideration Note, the Disclosure Schedules, the Ancillary Agreements, and all other agreements, documents, instruments, and certificates executed and delivered in connection with the transactions contemplated hereby.

“Transfer Taxes” has the meaning set forth in Section 5.7(c).

“Units” has the meaning set forth in the Recitals.

“VWAP” means, for any Trading Day, the volume weighted average price per share of the M2i Common Stock on the OTCQB market or, if then listed on a national securities exchange, such exchange, for the regular trading session on such Trading Day, as reported by Bloomberg L.P. (or, if not available, by another nationally recognized reporting service reasonably selected by the Parties), and for any period of Trading Days means the average of the VWAP for each Trading Day in such period.

Section 1.2. Interpretation. Unless the context otherwise requires: (a) words in the singular include the plural and vice versa; (b) the words “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision; (c) references to Articles, Sections, Exhibits, and Schedules refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement; (d) references to any agreement or instrument are to such agreement or instrument as amended, modified, supplemented, or restated from time to time; (e) references to any Law are to such Law as amended from time to time and include any successor legislation and all regulations promulgated thereunder; (f) the words “include,” “includes,” and “including” mean “including without limitation”; (g) the word “or” is not exclusive; (h) all references to “$” or “dollars” refer to United States dollars; and (i) all references to time mean Eastern time unless otherwise specified.

ARTICLE II

PURCHASE AND SALE OF UNITS

Section 2.1. Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, the Seller shall sell, transfer, assign, convey, and deliver to the Purchaser, and the Purchaser shall purchase, acquire, and accept from the Seller, all of the Seller’s right, title, and interest in and to the Units, free and clear of all Encumbrances (other than restrictions imposed by applicable securities laws).

Section 2.2. Purchase Price.

(a) Purchase Price. The aggregate purchase price for the sale and purchase of the Units shall be One Hundred Million U.S. Dollars (US$100,000,000) (the “Purchase Price”), which shall be paid to Seller by a combination of a cash payment in U.S. Dollars and issuance of Consideration Shares (as defined below) through three (3) tranches:

(i) Tranche 1. At the Closing, the Purchaser shall pay to Seller Thirty Million U.S. Dollars (US$30,000,000), of which US$3,000,000 shall be payable in cash by way of issuing a promissory note issued by Purchaser to Seller in the form attached here to as Exhibit A (the “Consideration Note”), and US$27,000,000 shall be paid in shares of common stock of the Purchaser, $0.001 par value per share (“M2i Common Stock”) valued at US$3.00 per share or 9,000,000 shares (“Tranche 1 Consideration Shares”).

(ii) Tranche 2. As soon as commercially possible after the Effective Date, (1) Purchaser shall deliver to Seller, (A) the anticipated site selection for the Plant, (B) a summary of the legal requirements for the construction of the Plant, and (C) an introduction to the Purchaser’s professional team, including consultants, which have been retained for the design of the Plant; and (2) subsequently thereto, the Seller shall deliver to Purchaser the Basic Design for a natural graphite anode material production plant with capacity of 50,000 metric tons per year (the “Plant”) to be built in the United States at a site designated by the Purchaser, and upon acceptance of the Basic Design by Purchaser, which acceptance shall not be unreasonably withheld, delayed or conditioned, the Purchaser shall pay Seller Thirty Million U.S. Dollars (US$30,000,000) in M2i Common Stock valued at US$3.00 per share or 10,000,000 shares(“Tranche 2 Consideration Shares”).

(iii) Tranche 3. Upon a certificate of completion of construction of the Plant and approval of production which may be within approximately 36 months after the delivery of the Basic Design, the Purchaser shall pay Seller Forty Million U.S. Dollars (US$40,000,000) in M2i Common Stock valued at US$4.00 per share (“Tranche 3 Consideration Shares,” and collectively with the Tranche 1 Consideration Shares and Tranche 2 Consideration Shares, the “Consideration Shares”).

(iv) For the avoidance of doubt, all costs and expenses in the implementation of the Plant (including but not limited to design, building construction, procurement of equipment) shall be borne by and fully funded by the Purchaser. Seller shall provide the technical support for the construction of the Plant and setting up of the production line to achieve production capability for the Plant.

(v) Purchaser shall exercise all commercially reasonable efforts to pursue and meet the estimated time for the construction of the Plant, the certificate of completion of construction of the Plant and approval of production of the Plant including by committing adequate resources, including professionals and funding that is available, to the construction of the Plant, and promptly as practicable paying all materialmen and workers and suppliers and professionals for such construction

(b) Basic Design.

(i) The basic design of the Plant shall incorporate Parent’s proven operational efficiencies and reasonably anticipate material regulatory hurdles for Purchaser to submit the applications for permits for the construction of the Plant and shall include critical site-specific details (based on a summary of such details provided by the Purchaser) reasonably necessary for applications of material construction permits for the construction of the Plant in sufficient detail to reasonably avoid massive redesign loops in subsequent engineering phases and provides information that is reasonably sufficient to solicit competitive bidding on the detailed execution phase, such as, inter alia, and in each case, subject to the foregoing descriptions (collectively, the “Basic Design”):

(A) site requirements including land area, plot ratio, road access points and internal traffic flow, etc.;

(B) utility specifications such as power (voltage, capacity, connection points), water (source, daily volume, inlet/outlet specs), gas (type, pressure, consumption rates) and water treatment systems; and

(C) information sufficient for the Purchaser to adequately issue studies and draft an environmental impact report such as effluent quality standards, waste management protocols, air emission controls and noise mitigation measures.

(ii) In providing the Basic Design the Seller shall not be required to incur out of pocket costs, expenses or fees and may rely on and use, at no cost to Seller, the professionals and consultants retained by Purchaser.

(iii) If Purchaser determines that a draft of the Basic Design that is delivered to it is not acceptable as described in Section 2.2(a)(ii), then Purchaser shall promptly provide a notice that provides reasonable detail as to any modifications required by Purchaser to so accept such draft.

(c) Technical Support. Parent shall or shall cause one of its subsidiaries to provide technical support to Purchaser for a period of up to five (5) years starting from the Closing including equipment procurement, installation of equipment, on-site and off-site staff training for production, maintenance, and validation, online help desk and participation in meetings to answer technical questions upon requests. Such technical support shall be consistent with commercially reasonable standards. The Purchaser shall reimburse the Seller for all reasonable, documented out-of-pocket travel and accommodation expenses that shall be incurred by the Seller in connection with the provision of such technical support that are pre-approved by the Purchaser, which approval shall not be unreasonably withheld, delayed or conditioned.

(d) Registration Rights.

(i) The Purchaser shall register all Consideration Shares by filing a resale registration statements with SEC no later than sixty (60) days after the applicable issuance date of such Consideration Shares and shall use its commercially reasonable efforts to cause each such registration statement to become effective no later than ninety (90) days after such filing date (or, in the event the SEC reviews and has comments to the registration statement, one hundred twenty (120) days after such filing date), or at such other times as mutually agreed between the Purchaser and the Seller.

(ii) If there is not an effective registration statement covering all of the Consideration Shares then issued and the Purchaser shall determine to prepare and file with the SEC a registration statement relating to an offering for its own account under the 1933 Act of any of its equity securities, other than on Form S-4 or Form S-8 (each as promulgated under the 1933 Act) or their then equivalents relating to equity securities to be issued solely in connection with any acquisition of any entity or business or equity securities issuable in connection with the Purchaser’s stock option or other employee benefit plans, then the Purchaser shall deliver to Seller or its permitted assignee a written notice of such determination and, if within fifteen (15) days after the date of the delivery of such notice, such Seller or its permitted assignee shall so request in writing, the Purchaser shall include in such registration statement all or any part of such Consideration Shares then issued that are so requested to be registered; provided, however, that the Purchaser shall not be required to register any Consideration Shares that are eligible for resale pursuant to Rule 144 (without volume restrictions or current public information requirements) promulgated by the SEC pursuant to the 1933 Act or that are the subject of a then effective registration statement.

Section 2.3. Closing. Subject to the terms and conditions of this Agreement, unless this Agreement is earlier terminated in accordance with ARTICLE VIII, the closing of the sale and purchase of the Units (the “Closing”) shall take place virtually on the fifth (5th ) Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) after the conditions set forth in ARTICLE VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof), or at such other time, date and location as Parent and Purchaser agree in writing, which shall be not exceed one (1) month from the date of entering into of this Agreement. Purchaser may continue its diligence of the Company during such one month period and provide a notice to Seller of any of the representations and warranties of the Seller or Parent are not accurate as required under this Agreement The Parties may participate in the Closing via the exchange of signature pages by email or other electronic means. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”. In the event that a Party is not able to make its deliveries on the Closing Date as provided in this Agreement, then the Closing shall be adjourned to a date mutually agreed by the Parties, but not later than ten (10) Business Days after the initially scheduled Closing Date.

Section 2.4. Payment of Purchase Price. On the Closing Date, the Purchaser shall (in accordance with Section 2.2(a)(i)): (a) deliver the duly executed Consideration Note payable to the order of the Seller and (b) issue the Tranche 1 Consideration Shares, each to an account designated by the Seller in writing not fewer than three (3) Business Days prior to the Closing Date.

Section 2.5. Closing Deliverables of the Seller. At the Closing, the Seller shall deliver (or cause to be delivered) to the Purchaser:

(a) a duly executed assignment of the Units, in the form of Exhibit B hereto, transferring the Units to the Purchaser free and clear of all Encumbrances (other than restrictions under applicable securities Laws) (the “Assignment”);

(b) the other Ancillary Documents required to be delivered by the Seller at or prior to the Closing;

(c) A certificate, dated as of the Closing Date, signed by a duly authorized officer or director of the Seller, in their capacity as an officer or director and not in their individual capacity, certifying that

(i) The representations and warranties of Seller set forth in ARTICLE III are true and correct in all respects (without giving effect to any limitation as to “materiality” or similar qualifiers set forth therein) as of the Effective Date and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated hereby; provided, however, that the Fundamental Representations of the Seller shall be true and correct in all respects as of the date hereof and as of the Closing Date;

(ii) The Seller has performed and complied with, in all material respects, all covenants and agreements required to be performed or complied with by Seller under this Agreement at or prior to the Closing;

(iii) Since the date of the most recent balance sheet included in the Financial Statements, there has not occurred any Material Adverse Effect with respect to the Company, and no event or circumstances shall have occurred that, individually or in the aggregate, would reasonably be expected to have such Material Adverse Effect;

(iv) All Consents required under the Operating Agreement, any Material Contract, or applicable Law for the transfer of the Units to the Purchaser and the consummation of the transactions contemplated by this Agreement have been obtained and are in full force and effect, and executed counterparts thereof, as applicable, have been delivered to Purchaser, in form and substance that was reasonably satisfactory to Purchaser; and

(v) Attached to such certificate are the resignations or removals of each of the managers, directors, officers, or other authorized persons of the Company, each effective as of the Closing.

(d) A certificate of the Secretary (or other officer) of the Seller certifying:

(i) That attached thereto are true and complete copies of all resolutions of, as the case may be, the manager, board of directors or the sole member authorizing the execution, delivery, and performance of this Agreement, and the other Transaction Documents, to which it is a party and the consummation of the transactions contemplated hereby and thereby, and that such resolutions are in full force and effect;

(ii) That attached thereto are true and complete copies of the governing documents of the Company, including the certificate of formation and Operating Agreement and any amendments or restatements thereof, and that such governing documents are in full force and effect;

(iii) That attached thereto are true and complete copy of a good standing certificate of the Company;

(iv) That the signature of each officer or other authorized person of Seller that executed this Agreement or any of the Ancillary Documents is the true signature of such person and that such person was duly authorized to such agreements or documents; and

(v) That attached thereto is a copy of the certificate of the Units that has been delivered to the Purchaser.

(e) A duly executed assignment of the Consideration Shares to Parent.

(f) A duly executed counterpart of the cross receipt in which the Seller acknowledges the receipt of the $3,000,000 cash payment as directed by the Seller and the Tranche 1 Consideration Shares registered in the name of Parent and issued in DRS or other form as previously requested by Seller.

Section 2.6. Closing Deliverables of the Purchaser. At the Closing, the Purchaser shall deliver (or cause to be delivered) to the Seller:

(a) the Purchase Price that is payable in accordance with Section 2.2(a)(i); and

(b) the Ancillary Documents required to be delivered by Purchaser at or prior to the Closing.

(c) A certificate, dated as of the Closing Date, signed by a duly authorized officer or director of the Purchaser, in their capacity as an officer or director and not in their individual capacity, certifying that

(i) The representations and warranties of Purchaser set forth in ARTICLE IV are true and correct in all respects (without giving effect to any limitation as to “materiality” or similar qualifiers set forth therein) as of the Effective Date and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated hereby; provided, however, that the Fundamental Representations of the Purchaser shall be true and correct in all respects as of the date hereof and as of the Closing Date;

(ii) The Purchaser has performed and complied with, in all material respects, all covenants and agreements required to be performed or complied with by Purchaser under this Agreement at or prior to the Closing;

(iii) Since the date of the most recent balance sheet included in the Financial Statements included in the most recent filing by the Purchaser with the SEC, there has not occurred any Material Adverse Effect with respect to the Purchaser, and no event or circumstances shall have occurred that, individually or in the aggregate, would reasonably be expected to have such Material Adverse Effect;

(iv) That, as of the Closing Date, other than the filing of a Current Report on Form 8-K with respect to the Closing, there are no events or transactions that are required to be disclosed by a filing with the SEC that have not been so disclosed;

(v) All Consents required under the certificate of incorporation or bylaws of Purchaser, any Material Contract of Purchaser, or applicable Law for the issuance of the Consideration Shares in accordance with the terms of this Agreement and the consummation of the transactions contemplated by this Agreement have been obtained and are in full force and effect, and executed counterparts thereof, as applicable, have been delivered to Seller, in form and substance that was reasonably satisfactory to Seller; and

(vi) Attached to such certificate is the irrevocable instructions to the transfer agent for the issuance of the Tranche 1 Consideration Shares in accordance with the account information for Parent that was previously delivered to Purchaser.

(d) A certificate of the Secretary (or other officer) of the Purchaser certifying:

(i) That attached thereto are true and complete copies of all resolutions of, as the case may be, the board of directors authorizing the execution, delivery, and performance of this Agreement, the Consideration Note, and the other Transaction Documents, to which it is a party and the consummation of the transactions contemplated hereby and thereby, and that such resolutions are in full force and effect;

(ii) That the Tranche 1 Consideration Shares have been duly and validly issued and duly recorded on the stock record of Purchaser;

(iii) That attached thereto are true and complete copies of the governing documents of the Purchaser, including the certificate of incorporation and bylaws of Purchaser and any amendments or restatements thereof, and that such governing documents are in full force and effect;

(iv) That attached thereto is a true and complete copy of a certificate of good standing of the Purchaser;

(v) That the signature of each officer or other authorized person of Purchaser that executed this Agreement or any of the Ancillary Documents is the true signature of such person and that such person was duly authorized to such agreements or documents; and

(e) A duly executed counterpart of the cross receipt in which the Purchaser acknowledges the receipt of the certificate of the Units of the Company and the assignment of such Units to the Purchaser.

Section 2.7. Admission of Purchaser as Member. Effective upon the Closing, the Purchaser shall be admitted as a Member of the Company with respect to the Units, with all rights, powers, and obligations of a Member under the Operating Agreement and the DLLCA. The Company shall, simultaneously with the Closing, amend its register of members and such other books and records as necessary to reflect the transfer of the Units to the Purchaser and the admission of the Purchaser as a Member.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER AND PARENT

Except as set forth in the correspondingly numbered Section of the Company Disclosure Schedules, Seller and Parent, jointly and severally, hereby represents and warrants to the Purchaser, as of the date hereof and as of the Closing Date, as follows:

Section 3.1. Organization. Each of the Company and Seller and Parent is a legal entity duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its organization, and has full power and authority to own, lease, and operate its assets and properties and to carry on its business as presently conducted. Each of the Company and Seller and Parent is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties owned, leased, or operated by it makes such qualification or licensing necessary, except where the failure to be so qualified, licensed, or in good standing would not, individually or in the aggregate, prevent or have a Material Adverse Effect on the consummation of the transactions contemplated hereby. Schedule 3.1 sets forth each jurisdiction in which the Company is qualified or licensed to do business.

Section 3.2. Authority; Binding Effect. Each of the Seller and the Parent has full power and authority to execute and deliver this Agreement and each other Transaction Document to which such person is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance by the Seller and the Parent of this Agreement and each other Transaction Document to which it is or will be a party, and the consummation by the Seller of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action on the part of the Seller (including all required approvals of the any board of directors, shareholders, or members, or the Parent as applicable). This Agreement has been, and upon its execution and delivery each other Transaction Document will have been, duly executed and delivered by the Seller and the Parent, and (assuming due authorization, execution, and delivery by each other Party) constitutes or will constitute a legal, valid, and binding obligation of the Seller and the Parent, enforceable against each such person in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 3.3. Title to Units. Seller is the sole record owner of the Units and Parent is the sole beneficial owner of the Units. The Seller has good and valid title to the Units, free and clear of all Encumbrances (other than restrictions imposed by applicable securities Laws and the Operating Agreement). Upon consummation of the transactions contemplated by this Agreement, the Purchaser will acquire good and valid title to the Units, free and clear of all Encumbrances (other than Permitted Encumbrances and restrictions imposed by applicable securities Laws and the Operating Agreement). The Units have been duly authorized and validly issued in accordance with the Operating Agreement and the DLLCA and are fully paid and non-assessable (to the extent such concepts are applicable under the DLLCA). The Seller has not granted any option, warrant, right, or other agreement relating to the sale, issuance, or transfer of the Units or any other equity interest of the Company.

Section 3.4. No Conflicts; Consents. The execution, delivery, and performance by the Seller and the Parent of this Agreement and the other Transaction Documents to which the each is or will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of the Seller; (b) violate or conflict with any existing provision or term of any Law, order, writ, judgment, injunction or decree of any court or any other governmental department, commission, board, bureau, agency or instrumentality applicable to the Seller or the Parent; (c) conflict with or result in a breach of any of the terms, conditions, or provisions of any agreement or instrument to which the Seller or the Parent is a party or by which any of the Seller’s assets are bound; (d) result in the creation or imposition of any Encumbrance on the Units; or (e) violate that certain Patent License Agreement dated as of 17 October 2023 by and between the Company and Heilongjiang Mudanjiang Nongken Tanao Graphene Deep Processing Company Limited, a company that is wholly owned and controlled by the Parent Company (“Patent License Agreement”). Assuming the accuracy of the Purchaser’s representations and warranties in Section 4.9, no consent, approval, waiver or authorization is required to be obtained by Seller or the Company from any person or entity (including any Governmental Authority) in connection with the change of ownership in the Company in connection with the transactions contemplated by this Agreement and the execution, delivery and performance by Optionor of the terms of this Agreement.

Section 3.5. Capitalization.

(a) The total authorized limited liability company interests of the Company consist of 100 Units, of which 100 Units are issued and outstanding as of the date hereof. The Units constitute 100% of the total issued and outstanding limited liability company interests in the Company. All of the issued and outstanding Units have been duly authorized and validly issued in accordance with the Operating Agreement and the DLLCA and are fully paid and non-assessable (to the extent such concepts are applicable under the DLLCA).

(b) Except as set forth on Schedule 3.5(b), there are no: (i) outstanding options, warrants, rights, calls, commitments, conversion privileges, or preemptive or other rights obligating the Company to issue, sell, or otherwise dispose of, or to purchase, redeem, or otherwise acquire, any Units or other equity interests of the Company; (ii) outstanding equity appreciation, phantom equity, profit participation, or similar rights with respect to the Company; or (iii) voting trusts, member agreements, proxies, or other agreements or understandings with respect to the voting, transfer, or other disposition of any Units or other equity interests of the Company.

(c) The Company does not own, directly or indirectly, any equity, partnership, membership, or similar interest in, or any interest convertible into, exercisable for the purchase of, or exchangeable for, any such equity, partnership, membership, or similar interest in, any Person.

Section 3.6. Financial Statements.

(a) The Parent has delivered the financial statements of the Company set forth on Schedule 3.6(a), which include: (i) the annual financial statements of the Company as at December 31, 2025 and for the year then ended (the “Annual Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Company as at June 30, 2026 and for the six month period then ended (the “Interim Financial Statements” and together with the Annual Financial Statements, the “Financial Statements”). The Financial Statements have been prepared in accordance with IFRS applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments and the absence of notes. The Financial Statements are based on the books and records of the Company, are consolidated in the financial statements of Parent and fairly present in all material respects the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The balance sheet of the Company as of June 30, 2026, is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date”. The Company maintains a standard system of accounting established and administered in accordance with IFRS.

(b) The Annual Financial Statements have not been audited.

(c) The Company maintains a system of internal accounting controls that is reasonably designed to provide reasonable assurance, in all material respects, that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of Financial Statements in conformity with IFRS and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any material differences.

Section 3.7. Absence of Undisclosed Liabilities. The Company does not have any liabilities, obligations, or commitments of a nature required to be reflected or reserved against on a balance sheet prepared in accordance with IFRS, including arising from or related to any Action (“Liabilities”), except: (a) those that are adequately reflected or reserved against in the Financial Statements; (b) those that have been incurred in the ordinary course of business consistent with past practice since the date of the most recent balance sheet included in the Financial Statements; (c) those set forth on Schedule 3.7 or under any Material Contract; (d) liabilities arising under the executory portion of any contract, agreement, lease, license, or commitment binding on the Company (other than liabilities arising out of a breach or default thereunder); (e) liabilities incurred in connection with the negotiation, execution, or performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby; (f) liabilities disclosed in, or reasonably apparent from the matters set forth in, any other Schedule to this Agreement; and (g) liabilities that would not, individually or in the aggregate, reasonably be expected to be more than $10,000.

Section 3.8. Absence of Certain Changes. Since the date of the most recent balance sheet included in the Financial Statements through the date hereof, except as set forth on Schedule 3.8: (a) the Company has conducted the Business only in the ordinary course of business consistent with past practice; (b) there has not been any Material Adverse Effect; and (c) the Company has not:

(i) amended, modified, or restated the Operating Agreement or any other Organizational Document of the Company;

(ii) issued, sold, pledged, disposed of, granted, or encumbered any Units or other equity interests of the Company;

(iii) declared, set aside, made, or paid any distribution or dividend to any Member;

(iv) made any change in its accounting methods, principles, or practices, except as required by IFRS;

(v) incurred, assumed, or guaranteed any Indebtedness;

(vi) made any loans or advances to, or guarantees for the benefit of, any Person;

(vii) made any capital expenditures in excess of $10,000 individually or $50,000 in the aggregate;

(viii) acquired by merger, consolidation, or otherwise, or purchased substantially all of the assets of, any business or any Person;

(ix) sold, transferred, leased, subleased, licensed, or otherwise disposed of any material assets, properties, or rights of the Company, except in the ordinary course of business;

(x) entered into, modified, amended, or terminated any Material Contract, except in the ordinary course of business;

(xi) suffered any material damage, destruction, or loss (whether or not covered by insurance);

(xii) increased the compensation or benefits of any employee, officer, or manager of the Company, or made any bonus, severance, or termination payment to any such Person, except in the ordinary course of business consistent with past practice; or

(xiii) agreed, committed, or entered into any Contract to do any of the foregoing.

Section 3.9. Material Contracts.

(a) Schedule 3.9(a) sets forth a true, correct, and complete list of each of the following Contracts to which the Company is a party or by which the Company or any of its assets is bound (each, a “Material Contract”): (i) Contracts involving payments by or to the Company in excess of $50,000 per annum; (ii) employment, consulting, severance, or similar agreements; (iii) Contracts containing covenants restricting the Company’s ability to compete or operate in any geographic area or line of business; (iv) joint venture, partnership, or similar agreements; (v) Contracts relating to Indebtedness; (vi) leases of real or personal property; (vii) Contracts with any Governmental Authority; (viii) Contracts with any Related Party; and (ix) any other Contract that is material to the Business or the Company.

(b) Each Material Contract is valid, binding, and enforceable in accordance with its terms and is in full force and effect. Neither the Company nor, to the Knowledge of the Parent or the Seller, any other party thereto, is in material breach of or default under any Material Contract.

Section 3.10. Intellectual Property.

(a) Schedule 3.10(a) sets forth a true, correct, and complete list of each of the following as of the Closing Date: (i) all registered Intellectual Property owned by the Company and all pending applications for registration thereof, specifying as to each, as applicable, the title, mark, or design; the record owner or applicant; the patent publication number and publication date; (ii) all unregistered Trademarks included in the Company Intellectual Property that will not be terminated as of the Closing; and (iii) all other Company Intellectual Property used or held for use in the Company’s business as currently conducted that will not be terminated as of the Closing. The Company is the sole and exclusive owner of all right, title, and interest in and to the Company Intellectual Property set forth in such Disclosure Schedule, free and clear of all Encumbrances (other than Permitted Encumbrances), or has a valid and enforceable right to use such Intellectual Property.

(b) Schedule 3.10(b) sets forth a correct, current and complete list of all Company Intellectual Property Agreements as of the Closing Date: (i) under which the Company is a licensor or otherwise grants to any Person any right or interest relating to any Company Intellectual Property; (ii) under which the Company is a licensee or otherwise granted any right or interest relating to the Intellectual Property of any Person; and (iii) which otherwise relate to the Company’s ownership or use of Intellectual Property in each case other than as provided in Section 3.10(a) (“Licensed Patents”). Seller has provided Buyer with true and complete copies (or in the case of any oral agreements, a complete and correct written description) of all Company Intellectual Property Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Company Intellectual Property Agreement is valid and binding on the Company in accordance with its terms and is in full force and effect, and the Company holds its interests in and to the Licensed Patents free and clear of all Encumbrances other than Permitted Encumbrances and the terms of such Licensed Patent. Neither the Company nor any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any Company Intellectual Property Agreement. Notwithstanding the foregoing, no Licensed Patents shall include any Shrink Wrap License.

(c) To the Knowledge of the Parent: (i) the conduct of the Business does not infringe, misappropriate, or otherwise violate any Intellectual Property rights of any third Person; and (ii) no third Person is infringing, misappropriating, or otherwise violating any Company Intellectual Property.

(d) The Company has taken commercially reasonable steps to protect and maintain the confidentiality of its trade secrets and other confidential Intellectual Property.

Section 3.11. Real Property. The Company does not own any real property. Schedule 3.11 sets forth a true, correct, and complete list of all real property leased, subleased, licensed, or otherwise occupied by the Company (the “Leased Real Property”). The Company has a valid and enforceable leasehold interest in each parcel of Leased Real Property, free and clear of all Encumbrances (other than Permitted Encumbrances). Each lease for the Leased Real Property is in full force and effect, and the Company is not in material breach or default thereunder.

Section 3.12. Personal Property. The Company has good and valid title to, or a valid leasehold interest in, all personal property and assets reflected on the most recent balance sheet included in the Financial Statements or acquired since the date thereof (other than property sold or otherwise disposed of in the ordinary course of business), free and clear of all Encumbrances (other than Permitted Encumbrances). Such assets are in good operating condition and repair (subject to normal wear and tear) and are sufficient for the conduct of the Business as presently conducted.

Section 3.13. Employees and Labor Matters. Schedule 3.13(a) sets forth a true, correct, and complete list of all employees of the Company, together with each such employee’s title, date of hire, annual compensation, and employment status (full-time or part-time). The Company is not a party to any collective bargaining agreement or other labor union contract. The Company is in compliance in all material respects with all applicable Laws relating to employment and employment practices, including terms and conditions of employment, wages and hours, and immigration.

Section 3.14. Employee Benefits.

(a) Schedule 3.14(a) sets forth a true, correct, and complete list of each “employee benefit plan” (as defined in Section 3(3) of ERISA) and each other plan, program, policy, agreement, or arrangement providing compensation or benefits to any current or former employee, officer, manager, consultant, or independent contractor of the Company (collectively, “Benefit Plans”).

(b) Each Benefit Plan has been established, maintained, and administered in all material respects in accordance with its terms and in compliance with all applicable Laws, including ERISA and the Code. No Benefit Plan is a “multiemployer plan” (as defined in Section 3(37) of ERISA) or is subject to Title IV of ERISA or Section 412 of the Code.

Section 3.15. Taxes.

(a) The Company has timely filed (taking into account any valid extensions) all Tax Returns required to be filed by it, all of which are true, correct, and complete in all material respects. No claim has been made by any taxing authority in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(b) The Company has timely paid all Taxes due and owing by it (whether or not shown on any Tax Return).

(c) There are no audits, examinations, investigations, or other proceedings pending or, to the Knowledge of the Company, threatened with respect to any Taxes or Tax Returns of the Company.

(d) The Company has not been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(e) Since its formation, the Company has been properly classified as a partnership (or, if it has only one member, a disregarded entity) for U.S. federal income tax purposes.

(f) There are no Encumbrances for Taxes on any assets of the Company (other than Permitted Encumbrances).

Section 3.16. Environmental Matters. The Company is in compliance in all material respects with all Environmental Laws applicable to it. The Company has obtained, and is in compliance in all material respects with, all permits, licenses, authorizations, and approvals required under Environmental Laws for the conduct of the Business. There has been no release or threatened release of any Hazardous Materials at, from, in, to, on, or under any property currently or formerly owned, leased, or operated by the Company that would reasonably be expected to result in material liability to the Company under any Environmental Law. The Company has not received any written notice of any Action or claim alleging liability under or non-compliance with any Environmental Law.

Section 3.17. Insurance. Schedule 3.17 sets forth a true, correct, and complete list of all insurance policies and bonds maintained by or on behalf of the Company that will be in effect as of the Closing Date. All such insurance policies are in full force and effect, all premiums due and payable thereon have been paid in full, and the Company is not in material breach or default under any such policy. The Company has not received any written notice of cancellation, non-renewal, or material reduction in coverage with respect to any such insurance policy.

Section 3.18. Legal Proceedings. Except as set forth on Schedule 3.18, there is no Action pending or, to the Knowledge of the Parent, threatened against the Seller or the Parent that (a) challenges or seeks to prevent, enjoin, or delay the transactions contemplated by this Agreement, or (b) would reasonably be expected to affect the Seller’s or the Parent’s ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

Section 3.19. Compliance with Laws. The Company is, and since its formation has been, in compliance in all material respects with all applicable Laws. The Company has not received any written notice from any Governmental Authority alleging any material violation of any applicable Law. The Company holds all permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices, and other authorizations of all Governmental Authorities necessary for the lawful conduct of the Business (collectively, “Permits”), and all such Permits are in full force and effect.

Section 3.20. Related Party Transactions. Except as set forth on Schedule 3.20, as of the Closing Date, no Related Party (a) is a party to any Contract with the Company, (b) has any interest in any property used by the Company, or (c) has any claim or right against the Company, other than rights as a Member or manager of the Company under the Operating Agreement. As used herein, “Related Party” means any Member, manager, officer, or Affiliate of the Company, or any member of the immediate family of any of the foregoing natural persons.

Section 3.21. Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

Section 3.22. Bank Accounts. Schedule 3.22 sets forth a true, correct, and complete list of all bank accounts, deposit accounts, and investment accounts maintained by the Company, including the name of the financial institution, account number, and the names of all Persons authorized to sign checks or make withdrawals therefrom.

Section 3.23. Books and Records. The books and records of the Company are true, correct, and complete in all material respects and have been maintained in accordance with sound business practices. The minute books of the Company contain accurate and complete records of all meetings and actions taken by written consent of the Members and managers of the Company.

Section 3.24. Full Disclosure. To the Knowledge of the Seller and the Parent, no representation or warranty by the Seller or the Parent in this Agreement as modified by the statements made in the Disclosure Schedules to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Except as disclosed in the Purchaser SEC Documents, filed with the SEC prior to the date hereof and publicly available on the SEC’s EDGAR system, the Purchaser hereby represents and warrants to the Seller as of the date hereof and as of the Closing Date as follows:

Section 4.1. Organization. The Purchaser is a corporation duly incorporated, validly existing, and in good standing under the Laws of the State of Nevada. The Purchaser has full corporate power and authority to own, lease, and operate its assets and properties and to carry on its business as presently conducted.

Section 4.2. Authority; Binding Effect. The Purchaser has full corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which the Purchaser is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby, and as of the Closing Date has a sufficient number of authorized but unissued shares of M2i Common Stock to issue all Consideration Shares contemplated by Section 2.2 (assuming that all conditions for such issuance are satisfied). The execution, delivery, and performance by the Purchaser of this Agreement and each other Transaction Document to which the Purchaser is or will be a party, and the consummation by the Purchaser of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of the Purchaser (including all required approvals of the Purchaser’s board of directors and, to the extent required, its stockholders). This Agreement has been, and upon its execution and delivery each other Transaction Document will have been, duly executed and delivered by the Purchaser, and (assuming due authorization, execution, and delivery by each other Party) constitutes or will constitute a legal, valid, and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting creditors’ rights generally and by general principles of equity.

Section 4.3. No Conflicts; Consents. The execution, delivery, and performance by the Purchaser of this Agreement, the Consideration Note and the other Transaction Documents to which the Purchaser is or will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of the Purchaser; (b) conflict with or result in a violation or breach of any provision of any Law or Order applicable to the Purchaser; or (c) require any Consent of any Person under, conflict with, result in a violation or breach of, constitute a default under, or result in the acceleration of any Contract to which the Purchaser is a party, except in the case of clauses (b) and (c), where such conflict, violation, breach, default, or acceleration would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated hereby.

Section 4.4. SEC Disclosures. All reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed or furnished by the Purchaser with the U.S. Securities and Exchange Commission (“SEC”) since May 16, 2023 (the “SEC Documents”) have been filed or furnished with the SEC on a timely basis (subject to extensions pursuant to Exchange Act Rule 12b-25). As of their respective dates, or, if amended prior to the date of this Agreement, as of the date of (and giving effect to) the last such amendment: (i) each of the SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”) (as the case may be); and (ii) no SEC Document contained when filed or furnished (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) any untrue statement of a material fact or omitted, as the case may be, to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The certifications and statements required by (i) Rule 13a-14 under the Exchange Act and (ii) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the SEC Documents were, as of their respective dates and in all material respects, accurate and complete and complied as to form and content with all applicable laws. The Purchaser is to the best of its knowledge is current with its filing obligations under the Exchange Act.

Section 4.5. Issuance and Listing of the Common Stock.

(a) The Consideration Shares, when issued, will be duly authorized and validly issued, fully paid and nonassessable and the same class of common stock that is registered under the Securities Act and quoted for trading on the OTCQB Market.

(b) The shares of M2i Common Stock are duly quoted for trading on the OTCQB market and the Purchaser has complied in all material respects with all obligations to maintain the listing on such market.

Section 4.6. Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.

Section 4.7. Independent Investigation. The Purchaser has conducted its own independent investigation, review, and analysis of the Business, operations, assets, liabilities, results of operations, financial condition, and prospects of the Company. The Purchaser acknowledges that it has been provided access to the personnel, properties, premises, and records of the Company for such purpose. In entering into this Agreement, the Purchaser has relied solely upon (a) its own investigation and analysis and (b) the representations and warranties expressly set forth in ARTICLE III of this Agreement and in the certificates delivered at the Closing. The Purchaser acknowledges that, except as expressly set forth in ARTICLE III, none of the Seller, the Company, or any of their respective Representatives makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any information provided to or made available to the Purchaser.

Section 4.8. Legal Proceedings. Except as set forth on Schedule 4.8, there is no Action pending or, to the Knowledge of the Purchaser, threatened against the Purchaser, directly or indirectly through any of its subsidiaries that (a) challenges or seeks to prevent, enjoin, or delay the transactions contemplated by this Agreement, or (b) would reasonably be expected to affect the Purchaser’s ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

Section 4.9. Purchase of the Units. The Purchaser acknowledges and agrees that the Units being acquired hereunder have not been registered under the Securities Act, or any applicable state securities Laws, are being offered and sold by the Seller in reliance upon exemptions from such registration requirements in a transaction not involving any public offering, and constitute “restricted securities” within the meaning of Rule 144 under the Securities Act. The Purchaser further acknowledges that the Units may not be offered, sold, assigned, transferred, pledged, hypothecated or otherwise disposed of except pursuant to an effective registration statement under the Securities Act and in compliance with applicable state securities Laws, or pursuant to an available exemption from such registration requirements, and subject in each case to compliance with all applicable SEC rules and regulations and the terms of this Agreement. The Purchaser is acquiring the Units for its own account, for investment purposes only, and not with a view to, or for resale in connection with, any distribution thereof in violation of applicable securities Laws.

Section 4.10. Rule 144.Neither the Seller nor Parent nor any of Parent’s subsidiaries, shareholders, directors or officers is an affiliate (as such term is defined under Rule 144) of Purchaser. The Purchaser:

(i) has filed all reports required to be filed by it under the Exchange Act during the twelve (12) months preceding the date hereof, other than Form 8-K reports;

(ii) is not, and has never been, an issuer described in Rule 144(i)(1) under the Securities Act, including any issuer that has ever been a “shell company” as defined in Rule 144(i)(1); and

(iii) assuming Seller is not an affiliate (as such term is defined under Rule 144) of the Purchaser and has not been an Affiliate of the Purchaser during the three (3) months preceding any proposed sale, the Consideration Shares will be eligible for resale by Seller pursuant to Rule 144 under the Securities Act following the expiration of the applicable twelve (12) month holding period under Rule 144(d), subject to the satisfaction of the applicable current public information requirement under Rule 144(c) and the other conditions of Rule 144 applicable to non-Affiliates.

Section 4.11. Plant Construction. Purchaser represents that all matters relating to the design and construction of the Plant, including legal and other professional matters, is solely the responsibility of the Purchaser and that Seller and its Affiliates have no responsibility other than delivering the Basic Design and technical support in accordance with the provisions of in this Agreement.

Section 4.12. No Other Representations or Warranties. Except for the representations and warranties contained in this ARTICLE IV, neither the Purchaser nor any other Person has made or is making any express or implied representation or warranty on behalf of the Purchaser.

ARTICLE V

COVENANTS

Section 5.1. Conduct of Business. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and each of Parent and Seller shall cause the Company to, (x) conduct the business of the Company in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact the current organization, business and franchise of the Company and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company; provided, that no employee, officer or manager shall have any obligation to continue their relationship with the Company from and after the Closing. Without limiting the foregoing, from the date hereof until the Closing Date, Seller and Parent shall cause the Company to:

(a) preserve and maintain all of its Permits;

(b) pay its debts, Taxes and other obligations when due;

(c) maintain the properties and assets, including all Company Intellectual Property, owned, licensed, operated or used by the Company in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear as applicable; provided, that there shall not be any obligation to amend any patent;

(d) continue in full force and effect without modification all Insurance Policies, except as required by applicable Law or, with respect to the Company, as described in the Disclosure Schedules;

(e) defend and protect its properties and assets from infringement or usurpation;

(f) perform all of its obligations under all Contracts relating to or affecting its properties, assets or business;

(g) maintain its books and records in accordance with past practice;

(h) comply in all material respects with all applicable Laws; and

(i) not take or permit any action that would cause any of the changes, events, or conditions described in Section 3.8 to occur.

Section 5.2. Audited and Pro Forma Financial Statements. To the extent required pursuant to Regulation S-X promulgated by the SEC (including without limitation Article 11 of Regulation S-X and Rule 3-05 thereof), the Purchaser shall cause to be prepared in form and substance sufficient for inclusion in any filing by the Purchaser with the SEC and otherwise in compliance with the requirements of Regulation S-X: (a) audited financial statements of the Company and (b) pro forma financial statements consisting of pro forma financial information of the Purchaser giving effect to the acquisition of the Units contemplated hereby. The Seller and the Parent shall cooperate fully with the Purchaser and its independent auditors in the preparation of such audited financial statements and such pro forma financial statements and shall provide all information and access reasonably requested in connection therewith.

Section 5.3. Access to Information. From the date hereof until the Closing, the Seller shall, and shall cause its Affiliates and Representatives to, afford to the Purchaser and its Representatives reasonable access, during normal business hours, to all books, records, and documents of the Seller relating to the Company or the Units in the Seller’s possession or control, and shall permit the Purchaser and its Representatives to make copies of such books, records, and documents as reasonably requested.

Section 5.4. Confidentiality.

(a) Each Party agrees that it shall, and shall cause its Affiliates and Representatives to, maintain the confidentiality of all Confidential Information received from or on behalf of any other Party, and shall not disclose or use any Confidential Information except (i) as required to consummate the transactions contemplated by this Agreement, (ii) as required by applicable Law, Order, or legal process (provided that the disclosing Party shall, to the extent legally permitted, provide the other Party with prompt written notice of such requirement so that such other Party may seek a protective order or other appropriate remedy), or (iii) with the prior written consent of the other Party.

(b) Notwithstanding the foregoing, the obligations of this Section 5.4 shall be subject to the provisions of Section 5.6 and shall not apply to information that (i) is or becomes generally available to the public other than as a result of a breach of this Section 5.4, (ii) was available to the receiving Party on a non-confidential basis prior to its disclosure by the other Party, or (iii) becomes available to the receiving Party on a non-confidential basis from a source other than the other Party, provided that such source is not known by the receiving Party to be bound by a confidentiality obligation to the other Party.

Section 5.5. Public Announcements. Subject to the provisions of Section 5.6, no Party shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the prior written consent of the other Parties, except as may be required by applicable Law, Order, or the rules and regulations of any stock exchange or other self-regulatory organization on which the securities of the Purchaser are listed or traded (in which case the disclosing Party shall, to the extent legally permitted, use reasonable efforts to provide the other Parties with prior notice of such disclosure and a reasonable opportunity to comment thereon). Notwithstanding the foregoing, the Purchaser may make such filings with the SEC and other Governmental Authorities as it determines in good faith to be required under applicable Law, including without limitation any Current Report on Form 8-K or any other filings under the Exchange Act.

Section 5.6. SEC and HKSE Disclosures. Notwithstanding any of the provisions of Section 5.4 and Section 5.5, the Purchaser and Parent may disclose such information regarding this Agreement, the Purchaser, the Parent or any of its subsidiaries, the Units and the agreements contemplated by this Agreement as required by the disclosure obligations of the Exchange Act, in the case of the Purchaser, or the disclosure obligations of the listing rules of the Hong Kong Stock Exchange or the Securities and Futures Ordinance, in the case of Parent, in each case, to the extent reasonably determined by the Person.

Section 5.7. Further Assurances. From and after the Closing, each Party shall execute and deliver such additional documents, instruments, conveyances, and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement, including, without limitation, amending the Operating Agreement to reflect the admission of the Purchaser as a Member and the transfer of the Units.

Section 5.8. Tax Matters.

(a) The Company shall prepare and timely file, or cause to be prepared and timely filed, all any return, declaration, report, claim for refund, information return, or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof (“Tax Returns”) required to be filed by Company that (i) are due on or before the Closing Date (taking into account any extensions) or (ii) are income Tax Returns for any pre-Closing tax period, and shall timely pay all Taxes that are due and payable on or before the Closing Date (taking into account any extensions). Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law). With respect to any Tax Return of the Company for a period ending on or before the Closing Date, the Seller shall provide the Purchaser with a copy of such Tax Return for Purchaser’s review and comment at least fifteen (15) days prior to the filing thereof, and the Seller shall consider in good faith any reasonable comments of the Purchaser.

(b) Following the Closing Date, the Purchaser shall cause the Company to prepare and file (or cause to be prepared and filed) all Tax Returns of the Company that are required to be filed after the Closing Date. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law).

(c) All transfer, documentary, sales, use, stamp, registration, value added, and other similar Taxes and fees (including any penalties and interest) (“Transfer Taxes”) incurred in connection with this Agreement and the purchase and sale of the Units shall be borne equally by the Parent, on the one hand, and the Purchaser, on the other hand. The Party responsible for filing any Tax Return with respect to Transfer Taxes shall timely file such Tax Return, and the other Party shall cooperate in the filing thereof. For avoidance of doubt, withholding taxes are not included in the definition of Transfer Tax.

(d) Each of the Parties shall cooperate fully, as and to the extent reasonably requested by any other Party, in connection with the filing of any Tax Return, any audit, litigation, or other proceeding relating to Taxes, and the determination of any Tax for any period. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such Tax Return, audit, litigation, or other proceeding, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

Section 5.9. Non-Competition. For a period commencing from the date of Closing until the earlier of (x) the date falling on the last expiry date of the Patents and Licensed Patents and (y) the fifth (5th) anniversary of the Closing Date:

(a) Neither Parent nor Seller shall, either directly or indirectly, compete with the Company and Purchaser on any graphite products that are manufactured by the Company by applying the Patents of the Company (as of the Closing) and Licensed Patents of the Company (as of the Closing) within North America, South America, Australia, New Zealand, Europe including Ukraine, Japan, Republic of Korea and Africa for the purposes that such Patents and Licensed Patents are registered; and

(b) Purchaser shall not, either directly or indirectly, compete with Parent or any of its subsidiaries on any graphite products that are manufactured by the Company or Parent by applying the Patents and Licensed Patents within the People’s Republic of China, including Hong Kong, Macau and Taiwan.

(c) The Parties acknowledge and agree that irreparable damage would occur in the event of a breach or threatened breach of this Section 5.9, and that the Parties shall be entitled to seek specific performance, injunctive relief, or other equitable remedies, in addition to any other remedies available at law or in equity, without the necessity of proving actual damages or posting any bond or other security.

Section 5.10. Books and Records. For a period of seven (7) years following the Closing Date (or such longer period as may be required by applicable Law), the Purchaser shall not, and shall cause the Company not to, destroy or dispose of any books, records, or files of the Company that were in existence on the Closing Date without first offering to deliver such books, records, or files to the Seller at the Seller’s expense.

Section 5.11. Notification of Certain Matters. Each Party shall give prompt notice to the other Parties of (a) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, (b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement, and (c) any Actions commenced or threatened against, relating to, or involving or otherwise affecting the Company or the transactions contemplated by this Agreement.

Section 5.12. Satisfaction Closing Conditions. From the date hereof until the Closing, each Party hereto shall cooperate in good faith and use its reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in ARTICLE VI.

Section 5.13. Other Purchaser Covenants.

(a) Authorized Shares.

(i) The Purchaser shall at all times from the Effective Date until the issuance in full of all Consideration Shares reserve, and keep available out of its authorized but unissued shares of M2i Common Stock, solely for the purpose of issuance pursuant to this Agreement, a number of shares of M2i Common Stock sufficient to enable the Purchaser to timely issue in full all Consideration Shares then issuable or that may become issuable under Section 2.2, free of any preemptive rights or other contractual restrictions inconsistent with the issuance thereof.

(ii) If at any time the number of authorized but unissued shares of M2i Common Stock is insufficient to satisfy the Purchaser’s obligations to issue all Consideration Shares under this Agreement, the Purchaser shall promptly, and in any event within ten (10) Business Days after becoming aware thereof, take all corporate actions necessary to increase its authorized share capital and obtain any required stockholder approval to cure such deficiency as promptly as practicable.

(b) Listing of the Consideration Shares.

(i) The Purchaser shall use its reasonable best efforts to maintain the listing and trading of the M2i Common Stock on the OTCQB market (or a national securities exchange) through the date that is the issuance of the last tranche of Consideration Shares. The Purchaser shall promptly notify the Seller in writing of any written notice received from OTC Markets Group, Inc. or any national securities exchange regarding any actual or threatened suspension, delisting, removal from quotation, or failure to satisfy any continued listing or quotation requirement with respect to the M2i Common Stock, and shall use reasonable best efforts to cure or otherwise resolve such matter as promptly as practicable.

(c) Repurchase Option.

(i) In the event that the Purchaser receives a letter or it is determined that the M2i Common Stock will be delisted on OTCQB market or any national stock exchange, then the Parent or an Affiliate of the Parent, shall have the right and one-time option (the “Repurchase Option”) to cause the Purchaser to purchase all of the Consideration Shares then held by such holder (“Repurchase Shares”) at an aggregate price equal to the number of such Consideration Shares multiplied by the price per share that is the closing price per share of the M2i Common Stock on the Closing Date as reported by the OTCQB or national stock exchange (“Repurchase Price”).

(ii) The Repurchase Option may be exercised by Parent providing a written notice of exercise on or prior to the date that is sixty (60) days after the date that Purchaser has filed a Form 8-K with the SEC that such a letter of delisting determination was received to the attention of the Chief Executive Officer of the Purchaser at the address in Section 9.1 setting forth the aggregate number of Repurchase Shares, the calculation of the Repurchase Price in accordance with Section 5.13(c)(i), and the Repurchase Price (“Notice of Repurchase”). For avoidance of doubt, no Person other than Parent or an Affiliate of Parent shall have the Repurchase Option.

(iii) For the avoidance of doubt, a Notice of Repurchase that does not fully comply with the requirements of Sections 5.13(c)(i) and 5.13(c)(ii) shall be invalid and shall not be actionable by the Purchaser; provided that Purchaser promptly provides a notice of such alleged defects and Seller shall have the right to cure such defects within five (5) business days after receiving such notice. If the holder of the Consideration Shares exercises the Repurchase Option in accordance with Sections 5.13(c)(i) and 5.13(c)(ii), then the closing of the purchase and sale pursuant to the Repurchase Option (the “Repurchase Closing”) shall take place remotely by exchange of documents and signatures (or at such other place as the Purchaser and such holder may agree in writing) as soon as practicably possible and no later than the twentieth (20th) Business Day following the Purchaser’s receipt of the Notice of Repurchase, or on such other date as the Purchaser and such holder may agree in writing. At the Repurchase Closing, (A) the Purchaser shall purchase from such holder, and such holder shall sell, assign, transfer and deliver to the Purchaser, the Purchase Shares that are identified in the Notice of Repurchase free and clear of all Encumbrances other than restrictions arising under applicable securities Laws and this Agreement, and (B) the Purchaser shall pay the Repurchase Price in full to such holder by wire transfer of immediately available funds in United States dollars to an account designated in writing by such holder not less than two (2) Business Days prior to the Repurchase Closing.

(iv) At least five (5) Business days prior to the Repurchase Closing, the holder exercising the Repurchase Option shall deliver to the Purchaser customary instruments of transfer, assignment and conveyance with respect to the Repurchase Shares, duly executed by such holder, together with such other customary documentation reasonably requested by the Purchaser to evidence title to and transfer of such Consideration Shares.

(v) Effective upon the consummation of the Repurchase Closing and payment in full by the Purchaser of the Repurchase Price, (A) the Repurchase Shares shall be cancelled or retired in accordance with applicable Law, and (B) the holder exercising the Repurchase Option shall have no further obligation to transfer any other securities to the Purchaser other than the Repurchase Shares. The Purchaser shall take all actions reasonably necessary to give effect to the Repurchase Closing, including updating its stock records and delivering such evidence of cancellation, retirement and payment as such holder may reasonably request.

(vi) For the avoidance of doubt, provided that the Notice of Repurchase fully complies with the requirements of Sections 5.13(c)(i) and 5.13(c)(ii), the obligations of the Purchaser under this Section 5.13(c) are absolute and are not subject to any financing condition, due diligence condition, approval of any other Person, or any setoff, counterclaim, recoupment or defense. If the Purchaser fails to consummate the Repurchase Closing and the holder delivered a Notice of Repurchase that upon delivery was in full compliance with the requirements of Sections 5.13(c)(i) and 5.13(c)(ii), then such holder shall be entitled to specific performance, injunctive relief and all other remedies available at law or in equity.

(d) Significant Transaction by Purchaser.

(i) In the event that Purchaser enters into a transaction that will effect a Change of Control, then:

(A) All Consideration Shares that have not been issued shall, as of the closing of such Change of Control, be issued and participate in such transaction pari passu with the holders of the M2i Common Stock but shall be held in escrow by the Purchaser or its successor pending transfer in accordance with the completion of all requirements of Sections 2.2(a)(ii) and 2.2(a)(iii); and

(B) All Consideration Shares that have been issued shall participate in such transaction pari passu with the holders of the M2i Common Stock.

(ii) For the purposes of this Agreement, the term “Change of Control” means, with respect to the Purchaser, the occurrence of any of the following after the Effective Date:

(A) any transaction or series of related transactions (including any merger, consolidation, recapitalization, reorganization, business combination, tender offer, exchange offer, purchase, sale, transfer, issuance, or other disposition) as a result of which any Person or “group” (within the meaning of Section 13(d) of the Exchange Act), other than the Purchaser or any of its wholly-owned Subsidiaries, directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Purchaser representing more than fifty percent (50%) of the total voting power of the Purchaser’s then outstanding voting securities;

(B) the consummation of any merger, consolidation, share exchange, statutory combination, recapitalization, or similar transaction involving the Purchaser pursuant to which the holders of the voting securities of the Purchaser immediately prior to such transaction do not, immediately after such transaction, beneficially own, directly or indirectly, more than fifty percent (50%) of the total voting power of the surviving or resulting entity (or, if applicable, the ultimate parent entity thereof) in substantially the same proportions as immediately prior to such transaction;

(C) the sale, lease, transfer, exclusive license, exchange, or other disposition, in one transaction or a series of related transactions, of all or substantially all of the assets of the Purchaser and its Subsidiaries, taken as a whole, to any Person or group of related Persons; or

(D) the consummation of any transaction or series of related transactions pursuant to which a majority of the members of the board of directors (or other equivalent governing body) of the Purchaser is replaced by Persons who were not nominated or approved by a majority of the members of the board of directors of the Purchaser who were in office immediately prior to such transaction or series of related transactions.

(E) Notwithstanding the foregoing, none of the following shall, in and of itself, constitute a Change of Control: (i) any issuance of equity securities by the Purchaser primarily for bona fide capital-raising purposes in which no Person or group thereby acquires beneficial ownership of securities representing more than fifty percent (50%) of the total voting power of the Purchaser’s then outstanding voting securities; or (ii) any internal reorganization, merger, or other transaction solely among the Purchaser and one or more of its wholly-owned Subsidiaries, so long as such transaction does not result in a change in the ultimate beneficial ownership of the Purchaser.

(e) Rule 144. On the date that is twelve (12) months after the issuance of any Consideration Shares, the Purchaser shall take all reasonable steps to remove any restrictions on such Consideration Shares so that such Consideration Shares may trade in the market or exchange that such shares of common stock are listed or traded.

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.1. Conditions to Obligations of All Parties. The obligations of each Party to consummate the Closing are subject to the satisfaction (or waiver by mutual written consent of the Purchaser and the Seller) of the following conditions at or prior to the Closing:

(a) the passing of the necessary resolution(s) by the shareholders of Parent approving this Agreement and the transactions contemplated hereunder in compliance with the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited;

(b) all necessary consents and approvals (if any) required to be obtained from any Governmental Authority have been obtained; and

(c) the Consideration Shares remaining quoted for trading on OTCQB market or listed with a national stock exchange in the United States.

ARTICLE VII

INDEMNIFICATION

Section 7.1. Survival.

(a) The representations and warranties of the Parties contained in this Agreement shall survive the Closing for a period of eighteen (18) months following (x) the Closing Date or (y) with respect to the covenants in Section 5.9 the expiration period of such obligations (the “Survival Period”); provided, however, that (i) the Fundamental Representations shall survive the Closing until the date that is sixty (60) days after the expiration of the applicable statute of limitations (including any extensions or waivers thereof), (ii) the representations and warranties set forth in Section 3.15 (Taxes) shall survive the Closing until the date that is sixty (60) days after the expiration of the applicable statute of limitations (including any extensions or waivers thereof), and (iii) the representations and warranties set forth in Section 3.16 (Environmental Matters) shall survive the Closing for a period of three (3) years following the Closing Date.

(b) The covenants and agreements of the Parties contained in this Agreement that are required to be performed at or prior to the Closing shall survive the Closing for the Survival Period, and the covenants and agreements that are required to be performed after the Closing shall survive the Closing in accordance with their respective terms.

(c) No claim for indemnification under this ARTICLE VII may be asserted after the expiration of the applicable survival period, except that any claim for which a Claim Notice (as defined below) has been delivered to the Indemnifying Party prior to the expiration of such survival period shall survive until final resolution thereof.

Section 7.2. Indemnification by the Seller and its Affiliates.Subject to the terms and conditions of this ARTICLE VII, from and after the Closing Date, the Seller and Parent shall, jointly and severally, indemnify, defend, and hold harmless the Purchaser, its Affiliates, and their respective officers, directors, employees, agents, successors, and assigns (collectively, the “Purchaser Indemnified Parties”) from and against any and all Losses actually incurred or suffered by any Purchaser Indemnified Party arising out of or resulting from:

(a) any breach of or inaccuracy in any representation or warranty made by the Seller or the Parent in ARTICLE III of this Agreement (determined with respect to the Fundamental Representations without giving effect to any limitation as to “materiality” or Material Adverse Effect or similar qualifiers);

(b) any breach or non-fulfillment of any covenant, agreement, or obligation of the Seller or the Company under this Agreement;

(c) any Taxes of the Company attributable to any pre-Closing tax period;

(d) any Indebtedness of the Company existing as of immediately prior to and as of the Closing that was not reflected in the Financial Statements; and

(e) any Fraud on the part of any member of the Seller or Parent.

Section 7.3. Indemnification by the Purchaser. Subject to the terms and conditions of this ARTICLE VII, from and after the Closing Date, the Purchaser shall indemnify, defend, and hold harmless the Seller, and Parent, and their respective officers, directors, employees, agents, successors, and assigns (collectively, the “Seller Indemnified Parties”) from and against any and all Losses actually incurred or suffered by any Seller Indemnified Party arising out of or resulting from:

(a) any breach of or inaccuracy in any representation or warranty made by the Purchaser in ARTICLE IV of this Agreement (determined with respect to the Fundamental Representations without giving effect to any limitation as to “materiality” or Material Adverse Effect or similar qualifiers);

(b) any breach or non-fulfillment of any covenant, agreement, or obligation of the Purchaser under this Agreement;

(c) the operation of the Company or the Business following the Closing, except to the extent such Losses arise from matters for which the Seller and Parent is obligated to indemnify the Purchaser Indemnified Parties pursuant to Section 7.2; and

(d) any Fraud on the part of the Purchaser.

Section 7.4. Indemnification Procedures.

(a) Third-Party Claims. If any Purchaser Indemnified Party or Seller Indemnified Party (each, an “Indemnified Party”) receives notice of the assertion or commencement of any Action by a third party (a “Third-Party Claim”) against such Indemnified Party with respect to which the Seller or the Purchaser, as applicable (the “Indemnifying Party”), is obligated to provide indemnification under this ARTICLE VII, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof (a “Claim Notice”); provided, however, that the failure to give such prompt notice shall not relieve the Indemnifying Party of its indemnification obligations hereunder except to the extent that the Indemnifying Party is actually and materially prejudiced by such failure. The Claim Notice shall describe in reasonable detail the nature of the Third-Party Claim, the basis therefor, and the estimated amount of Losses (if reasonably estimable) that may be incurred in connection therewith.

(b) Defense of Third-Party Claims.

(i) The Indemnifying Party shall have the right, at its sole cost and expense, to assume the defense of any Third-Party Claim by delivering written notice to the Indemnified Party within thirty (30) days after receipt of the Claim Notice. If the Indemnifying Party assumes the defense of any Third-Party Claim, the Indemnifying Party shall select counsel to conduct the defense of such Third-Party Claim, which counsel shall be reasonably satisfactory to the Indemnified Party. The Indemnified Party shall have the right to participate in (but not control) the defense of any such Third-Party Claim with its own counsel and at its own expense. The Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned, or delayed), unless such judgment or settlement (i) provides for the payment of money only (which shall be paid entirely by the Indemnifying Party), (ii) results in the full and unconditional release of the Indemnified Party from all liability in connection with such Third-Party Claim, and (iii) does not impose any injunctive or other equitable relief on the Indemnified Party.

(ii) If the Indemnifying Party does not assume the defense of any Third-Party Claim within thirty (30) days after receipt of the Claim Notice, the Indemnified Party may defend against such Third-Party Claim in such manner as the Indemnified Party may deem appropriate, and the Indemnifying Party shall be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnified Party.

(c) Direct Claims. Any claim by an Indemnified Party for indemnification under this ARTICLE VII that does not involve a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party a Claim Notice. The Indemnifying Party shall have thirty (30) days after receipt of such Claim Notice to respond in writing to such Direct Claim. If the Indemnifying Party does not respond within such thirty (30)-day period, the Indemnifying Party shall be deemed to have accepted such Direct Claim. If the Indemnifying Party rejects such Direct Claim in whole or in part, the Indemnified Party shall be free to pursue such remedies as may be available to it under this ARTICLE VII.

Section 7.5. Limitations on Indemnification for Certain Matters.

(a) Basket. The Seller Indemnified Parties shall not be liable for any Losses pursuant to Section 7.2(a) unless and until the aggregate amount of all Losses incurred by the Purchaser Indemnified Parties exceeds $35,000 (the “Basket”), in which case the Seller Indemnified Parties shall be liable for all Losses in excess of the Basket (subject to the Cap). Notwithstanding the foregoing, the Basket shall not apply to claims based on breaches of Fundamental Representations or claims involving Fraud.

(b) Cap. The maximum aggregate liability of the Seller Indemnified Parties for all Losses pursuant to Section 7.2(a) (other than claims based on breaches of Fundamental Representations or claims involving Fraud) shall not exceed the aggregate of the Cash Consideration and the Stock Consideration (the “Cap”).

(c) Purchaser Limitations. The Purchaser shall not be liable for any Losses pursuant to Section 7.3(a) unless and until the aggregate amount of all Losses incurred by the Seller Indemnified Parties exceeds the Basket, and the maximum aggregate liability of the Purchaser Indemnified Parties for all Losses pursuant to Section 7.3(a) (other than claims based on breaches of Fundamental Representations or claims involving Fraud) shall not exceed the Cap.

(d) Mitigation. Each Indemnified Party shall use commercially reasonable efforts to mitigate any Losses upon becoming aware of any event, condition, or circumstance that would reasonably be expected to give rise to any Losses that are indemnifiable hereunder. The amount of any Losses for which indemnification is provided under this ARTICLE VII shall be reduced by (i) any amounts actually recovered by the Indemnified Party under applicable insurance policies or from any other Person alleged to be responsible therefor, net of any costs of recovery (including increases in premiums), and (ii) any Tax benefit actually realized by the Indemnified Party arising from the incurrence or payment of any such Losses.

(e) No Duplication. In no event shall any Indemnified Party be entitled to recover Losses relating to any matter under more than one provision of this Agreement, and in no event shall the aggregate amount of Losses recovered by any Indemnified Party exceed the actual Losses suffered by such Indemnified Party.

(f) No Consequential Damages. In no event shall any Indemnifying Party be liable for any punitive, special, consequential, incidental, or indirect damages (including lost profits or diminution in value), whether based on contract, tort, strict liability, or otherwise; provided, however, that this limitation shall not apply to (i) Losses arising from Fraud or (ii) amounts awarded to third parties in connection with Third-Party Claims.

Section 7.6. Tax Treatment of Indemnification Payments. The Parties agree that any indemnification payments made pursuant to this ARTICLE VII shall be treated as adjustments to the Purchase Price for all Tax purposes, unless otherwise required by applicable Law.

Section 7.7. Exclusive Remedy. From and after the Closing, except in the case of Fraud, the indemnification provisions of this ARTICLE VII shall constitute the sole and exclusive remedy of the Parties and their respective Affiliates for any breach of any representation, warranty, covenant, or agreement contained in this Agreement, and no Party or its Affiliates shall have any other right or remedy with respect thereto, whether in contract, tort, strict liability, or otherwise, at law or in equity. Nothing in this Section 7.7 shall limit (a) any Party’s right to seek specific performance or other equitable remedies pursuant to Section 9.10, (b) any Party’s rights or remedies in respect of Fraud, or (c) any Party’s right to seek injunctive or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof.

Section 7.8. Knowledge and Investigation. The right of any Indemnified Party to indemnification under this ARTICLE VII shall not be affected by any investigation conducted, or any knowledge acquired (or capable of being acquired) by such Indemnified Party, whether before or after the date hereof or the Closing Date, with respect to the accuracy or inaccuracy of, or compliance with, any representation, warranty, covenant, or agreement set forth in this Agreement; provided, however, that an Indemnified Party shall not be entitled to indemnification under Article VII with respect to any breach of a representation or warrant of the other Party of which such Indemnified Party had actual knowledge prior to the Closing. The waiver of any condition contained in ARTICLE VI based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreement, shall not affect the right of any Indemnified Party to indemnification, payment, reimbursement, or other remedy based on such representations, warranties, covenants, or agreements.

ARTICLE VIII

TERMINATION

Section 8.1. Termination. This Agreement (or the contemplated transaction, as applicable) may be terminated at any time prior to the Closing as follows:

(a) by mutual written consent of the Purchaser and the Parent;

(b) by the Purchaser, if any of the conditions for the Closing set forth in ARTICLE VI shall have become incapable of being satisfied or the statements made by the Seller in the certificates and documents to be delivered in accordance with Section 2.5 shall have become incapable of being satisfied;

(c) by the Seller, if any of the conditions set forth in ARTICLE VI shall have become incapable of being satisfied or the statements made by the Purchaser in the certificates and documents to be delivered in accordance with Section 2.6 shall have become incapable of being satisfied;

(d) by either the Purchaser or the Seller, if any Governmental Authority shall have issued any Order or taken any other action permanently restraining, enjoining, or otherwise prohibiting the transactions contemplated hereby, and such Order or action shall have become final and non-appealable; or

(e) by either the Purchaser or the Seller, if the Closing has not occurred on or prior to the date (the “Outside Date”) that is 30 calendar days after the Effective Date; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(f) shall not be available to any Party whose breach of any provision of this Agreement has been the principal cause of the failure of the Closing to occur on or before the Outside Date.

Section 8.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and of no further force or effect, and there shall be no liability on the part of any Party, except that (a) ARTICLE I (Definitions), this Section 8.2, Section 5.4 (Confidentiality), and ARTICLE IX (Miscellaneous) shall survive any such termination and shall remain in full force and effect, and (b) nothing herein shall relieve any Party from any liability for any willful and material breach of any provision of this Agreement occurring prior to such termination.

ARTICLE IX

MISCELLANEOUS

Section 9.1. Notices. All notices, requests, claims, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when sent by email (with confirmation of transmission), (c) on the next Business Day when sent by nationally recognized overnight courier (providing proof of delivery), or (d) on the third (3rd) Business Day after the date of mailing if sent by registered or certified mail (postage prepaid, return receipt requested), to the Parties at the following addresses (or to such other address as a Party may have specified by notice given to the other Parties pursuant to this provision):

If to the Purchaser:

M2i Global, Inc.

885 Tahoe Blvd.

Incline Village, Nevada 89451

Attention: Alberto Rosende, Chief Executive Officer

Email: arosende@m2i.global

with a copy (which shall not constitute notice) to:

Sichenzia Ross Ference Carmel LLP

1185 Avenue of the Americas, 26th Floor

New York, NY 10036

Attention: Darrin M. Ocasio

Email: dmocasio@srfc.law

If to the Seller:

Happy Growth Group Limited

c/o Graphex Group Limited

11th Floor, COFCO Tower

262 Gloucester Road

Causeway Bay, Hong Kong

Attention: Andross Chan, Chief Executive Officer

Email: achan@graphexgroup.com

with a copy (which shall not constitute notice) to:

Montagu Partners LLC

43 West 43rd Street

New York, NY, 10036

Attention: Richard Morris

Email: rmorris@montagupartners.com

If to the Company:

Graphex Technologies LLC

11th Floor, COFCO Tower

262 Gloucester Road

Causeway Bay, Hong Kong

Attention: Andross Chan, Chief Executive Officer

Email: achan@graphexgroup.com

with a copy to (which shall not constitute notice):

Tso Au Yim & Yeung, Solicitors

Room 2102, 21st Floor, Hong Kong Trade Centre

161-167 Des Voeux Road Central

Central, Hong Kong

Attention: Bosco Tso

Email: boscotso@tayy.com.hk; christina@tayy.com.hk

Section 9.2. Amendments and Waivers. No provision of this Agreement may be amended, modified, supplemented, or waived except by an instrument in writing signed by the Party against whom enforcement of such amendment, modification, supplement, or waiver is sought. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default. No failure or delay by any Party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.

Section 9.3. Successors and Assigns. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign, delegate, or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other Parties; provided, however, that the Consideration Shares and the Consideration Note may be assigned, to the extent that such assignment does not violate any applicable Law, by Seller to: (i) Parent; or (ii) any other Affiliate of Seller with the prior approval of Purchaser, which approval shall not be unreasonably withheld, delayed or conditioned.

Section 9.4. Governing Law. This Agreement and all claims or causes of action (whether in contract, tort, or otherwise) arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

Section 9.5. Dispute Resolution; Jurisdiction; Venue.

(a) Jurisdiction. Each Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the federal courts of the United States of America for the Southern District of New York and sitting in New York County or the courts of the State of New York located in the County of New York in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, and each Party hereby irrevocably and unconditionally agrees that all claims in respect of any such Action may be heard and determined in such courts.

(b) Waiver of Objections. Each Party hereby irrevocably and unconditionally waives, to the fullest extent permitted by Law, (i) any objection that it may now or hereafter have to the laying of venue of any Action arising out of or relating to this Agreement in any court referred to in Section 9.5(a), and (ii) the defense of an inconvenient forum to the maintenance of any such Action in any such court.

(c) Service of Process. Each Party irrevocably consents to service of process in the manner provided for the giving of notices pursuant to Section 9.1. Nothing in this Agreement shall affect the right of any Party to serve process in any other manner permitted by Law.

(d) WAIVER OF JURY TRIAL. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5(d).

Section 9.6. Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) and the other Transaction Documents constitute the entire agreement of the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings, negotiations, and discussions, whether oral or written, of the Parties with respect thereto. There are no representations, warranties, covenants, or undertakings with respect to the subject matter hereof or thereof other than those expressly set forth or referred to herein or therein.

Section 9.7. Severability. If any term or provision of this Agreement is held to be invalid, illegal, or unenforceable under any applicable Law, such term or provision shall be excluded from this Agreement, and the balance of this Agreement shall be interpreted as if such term or provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 9.8. Expenses. Except as otherwise expressly provided in this Agreement, including without limitation, Section 2.2(c), each Party shall bear its own costs and expenses (including attorneys’ fees, accountants’ fees, and financial advisors’ fees) incurred in connection with this Agreement, the other Transaction Documents, and the transactions contemplated hereby and thereby. The Company shall not bear or be responsible for any costs or expenses of the Seller incurred in connection with the transactions contemplated hereby.

Section 9.9. Third-Party Beneficiaries. Except as provided in ARTICLE VII with respect to the Purchaser Indemnified Parties and the Seller Indemnified Parties, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever.

Section 9.10. Specific Performance. The Parties agree that irreparable damage would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. Accordingly, each Party shall be entitled to an injunction or injunctions, specific performance, or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in each case without proof of actual damages and without any requirement for the securing or posting of any bond or other security. The right of specific performance and other equitable relief is in addition to any other remedy to which a Party may be entitled at law or in equity.

Section 9.11. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including .pdf or any electronic signature) or other transmission method, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Membership Interest Purchase Agreement as of the date first written above.

PURCHASER: M2i GLOBAL, INC.

By:	/s/ Alberto Rosende
Name:	Alberto Rosende
Title:	Chief Executive Officer

SELLER: HAPPY GROWTH GROUP LIMITED

By:	/s/ Andross Chan Yick Yan
Name:	Andross Chan Yick Yan
Title:	Director

COMPANY: GRAPHEX TECHNOLOGIES LLC

By:	/s/ Andross Chan Yick Yan
Name:	Andross Chan Yick Yan
Title:	Sole Member’s Representative

PARENT: GRAPHEX GROUP LIMITED

By:	/s/ Andross Chan Yick Yan
Name:	Andross Chan Yick Yan
Title:	Chief Executive Officer

[Signature Page to Membership Interest Purchase Agreement]

EXHIBIT A

FORM OF THE CONSIDERATION NOTE

[attached hereto]

EXHIBIT B

FORM OF ASSIGNMENT OF MEMBERSHIP INTERESTS

ASSIGNMENT OF LIMITED LIABILITY COMPANY UNITS

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto M2i Global, Inc. 100 Units representing 100% of the aggregate limited liability company interests in Graphex Technologies, LLC, a Delaware limited liability company, standing in the name of the undersigned on the books of said company and represented by this LLC Interest Certificate, and does hereby irrevocably constitute and appoint ______________________________________attorney to transfer the said Units on the books of said company with full power of substitution in the premises.

Dated: ___________________________

Happy Growth Group Limited

By:
Name:
Title:

Disclosure Schedules

3.1	Organizational Matters
3.5(b)	Capitalization
3.7	Absence of Liabilities
3.8	Absence of Certain Changes
3.9(a)	Material Contracts
3.10(a)	(i) all registered Intellectual Property
(ii) all pending applications for registration thereof, specifying as to each, as applicable, the title, mark, or design; the record owner or applicant; the patent publication number and publication date;
(iii) all unregistered Trademarks; and
(iv) all other Company Intellectual Property used or held for use in the Company’s business as currently conducted that will not be terminated as of the Closing.
3.10(b)	Intellectual Property Agreements
3.11	Real Property
3.13(a)	List and other information of all employees of the Company
3.14	List of each Employee Benefit Plan
3.17	List of Insurance policies
3.18	List of Actions
3.20	List of Related Party Transactions
3.22	Bank Accounts
As of the Closing Date, none.
3.24	Additional Disclosures.